EXHIBIT 99

Crescent Financial Corporation

Declares Fifteen Percent Stock Dividend

CARY, N.C. – The Board of Directors of Crescent Financial Corporation (“Crescent”), parent company of Crescent State Bank, at its regular meeting on March 20, 2003, declared a 15% stock dividend payable on April 25, 2003 to shareholders of record on April 11, 2003. Cash will be paid in lieu of fractional shares. The announcement marks the fourth such stock dividend that Crescent has declared since beginning operations on December 31, 1998. Previous stock dividends included a 10% dividend in 2000 and 12 ½% dividends in both 2001 and 2002.

The Company recently announced the signing of a definitive agreement to merge Centennial Bank, headquartered in Southern Pines, North Carolina, into Crescent State Bank, the subsidiary bank of Crescent. The combined company will result in a banking franchise with total assets of approximately $240 million and deposits of approximately $203 million with six full service banking offices in the communities of Cary, Apex, Clayton, Southern Pines and Pinehurst. Crescent previously announced plans to open a full service office in Holly Springs in mid 2003, which would create the seventh office for the combined company.

Mike Carlton, President and CEO stated, “We are pleased to declare this dividend for those who have invested their hard earned money with us. Without our shareholders, our successes to date would never have been possible and this dividend is a tangible way of saying thank you. We will continue to execute our strategic initiatives with the goal of enhancing shareholder value.”

Bruce Howell, Chairman of the Board said “This stock dividend reflects the confidence of the board in the bright future of our bank.”

Investors can access additional corporate information, product descriptions and online services through the Crescent State Bank’s website at www.crescentstatebank.com. Crescent Financial Corporation stock can be found on the NASDAQ Small Cap Market trading under the symbol CRFN.

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation’s recent filings with the Securities Exchange Commission, including but not limited its Annual Report on Form 10-K and its other periodic reports.